Exhibit 99.1

FOR IMMEDIATE RELEASE WEDNESDAY, OCTOBER 26, 2005 Contact: David J. Vander Zanden Mary Kabacinski President/CEO EVP/CFO 920-882-5602 920-882-5852

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY AND LBW HOLDINGS, INC. ANNOUNCE MUTUAL

TERMINATION OF MERGER AGREEMENT

●	School Specialty confirms 2006 outlook and provides 2007 outlook
●	Right to convert 3.75% Convertible Subordinated Notes due 2023

Greenville, WI, October 26, 2005—School Specialty, Inc. (NASDAQ: SCHS), and LBW Holdings, Inc., an affiliate of Bain Capital Partners, LLC, today announced the mutual termination of their Agreement and Plan of Merger, dated as of May 31, 2005. No termination fees were triggered and none are payable by School Specialty or LBW Holdings. Each party will bear its own merger-related expenses.

“Our experience working with Bain Capital and Thomas H. Lee Partners has been excellent, and we are disappointed that we will not be one of their portfolio companies.  Our company remains strong and continues to have a very bright future as the leading supplemental educational products provider in the Education Industry,” said David Vander Zanden, President and Chief Executive Officer of School Specialty. On August 19, 2005, School Specialty had announced that Thomas H. Lee Partners would join Bain Capital as an investor in the acquisition of the Company.

“Despite substantial efforts by both parties to move forward with the acquisition, there were unforeseen circumstances and structural as well as markets-related challenges which led to the mutual termination of the transaction,” said Mark Nunnelly, a Managing Director at Bain Capital.  “We believe that School Specialty is a quality company with a proven management team, and we wish them success in the execution of their operating plan.”

Current Outlook

School Specialty is confirming its previously announced guidance for fiscal 2006 with revenue guidance in a range of $1.03 to $1.06 billion, which includes approximately $50 million in revenue related to the acquisition of Delta Education.  We believe that an improving state budget environment did result in improved state funding for our K-12 customers.  However, based on our order trending and on September survey responses from our customers, it appears that  the increased funds were substantially allocated to other unanticipated budget requirements resulting in little to no growth in the supplemental learning products market this season.

School Specialty is also confirming diluted earnings per share guidance for fiscal 2006 to a range of $1.80 to $1.90 including seasonal dilution of $0.25 to $0.27 per diluted share related to the acquisition of Delta Education and $0.12 to $0.14 per diluted share related to the Lancaster distribution center start-up costs.  The earnings guidance excludes costs of $5-6 million related to the transactions contemplated by the merger agreement and off-season restructuring costs estimated at $3-4 million related to the integration of Delta Education including the closure of our Southaven distribution center.

“The acquisition of Delta Education added $272 million to our outstanding debt balance as of August 31, 2005 at an incremental borrowing rate of approximately 6.25 per cent,” said Mary Kabacinski, Chief Financial Officer for School Specialty.  “We expect our total average debt outstanding for the balance of fiscal 2006 to be approximately $450 million,” she added, “giving us capacity and flexibility for internal growth and targeted acquisitions.”

School Specialty’s fiscal 2007 financial results will include Delta Education for the full fiscal year resulting in accretion of $0.12 to $0.15 per diluted share.  Internal revenue growth is expected to be in the range of 2 to 4 per cent bringing our targeted revenues, excluding potential acquisitions, to a range of $1.08 to $1.15 billion.  We are optimistic about school funding for next year, but we have cautiously forecast that fiscal 2007 school funding will remain the same as the current school year.  We expect growth in diluted earnings per share to the range of $2.20 to $2.40 excluding the anticipated impact related to stock option expensing.

Right to Convert 3.75% Notes

As previously disclosed, the Merger contemplated by the Merger Agreement would have been an event triggering the convertibility of School Specialty’s 3.75% convertible subordinated notes due 2023.  Because the Merger agreement has been terminated, holders of the notes no longer have the right to convert the notes on the basis of the Merger contemplated thereunder.  However, the holders of the notes have an independent right to convert the notes based on the trading price of School Specialty common stock.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets,” and/or similar expressions.  These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Exhibit 99.2 to School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 30, 2005, which factors are incorporated herein by reference.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

About School Specialty, Inc.

School Specialty is an education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities.

Through each of our leading brands, we design, develop and provide preK-12 educators with the latest and very best resources in the areas of early childhood, arts education, reading and literacy, personal effectiveness and character education, coordinated school health, special learning needs, core academics, and career development as well as classroom essentials and learning environments. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty and each of our brands visit http://www.schoolspecialty.com.

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